EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-215056) on Form S-8 of Polar Power, Inc. of our report dated May 14, 2020 relating to our audit of the financial statements of Polar Power, Inc., which appear in this Annual Report on Form 10-K of Polar Power, Inc. for the year ended December 31, 2019.

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.

Los Angeles, California

May 14, 2020